Exhibit 99.3

545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 f: 972-444-4949 www.felcor.com nyse: fch

For Immediate Release:

FELCOR COMPLETES $636 MILLION SENIOR NOTES OFFERING AND WAIVES REMAINING CONDITIONS TO TENDER OFFERS

IRVING, Texas…October 13, 2009 – FelCor Lodging Trust Incorporated (NYSE: FCH) and its subsidiary FelCor Lodging Limited Partnership (“FelCor LP”), today announced that it completed the previously announced offering of $636 million in aggregate principal amount of FelCor LP's senior secured notes (the “New Notes”).

The New Notes bear a fixed interest rate of ten percent per year and mature on October 1, 2014.  The New Notes will be secured by a pledge of the limited partner interests in FelCor LP owned by FelCor, a combination of first lien mortgages and related security interests on up to 14 hotels, and pledges of equity interests in certain subsidiaries of FelCor LP.  The New Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S of the Securities Act.

The sale of the New Notes by FelCor LP was subject to the consummation of FelCor LP's previously announced offers to purchase its $215 million aggregate principal amount floating rate senior secured notes due 2011 (the “Floating Rate Notes”) and its $300 million aggregate principal amount 8½% senior notes due 2011 (the “8½% Notes”).  The tender offers were conditioned, in part, upon the valid tenders of at least 90% of the outstanding 8½% Notes.  On October 13, 2009, FelCor LP waived this and all remaining conditions to the tender offers and accepted for purchase and payment all of the 8½% Notes and Floating Rate Notes validly tendered by 11:59 p.m. October 12, 2009.  Payment to holders of notes who validly tendered their notes will be made today (the “Early Settlement Date”).  Such holders will receive a total consideration equal to $1,000 for each $1,000 principal amount of notes validly tendered by 5:00 p.m. September 30, 2009 (the “Consent Date”) or $980 for each $1,000 principal amount of notes validly tendered after the Consent Date, plus in each case any accrued and unpaid interest up to, but not including, the Early Settlement Date.  As of today, FelCor LP had received valid tenders for approximately 69% of the 8½% Notes and approximately 99% of the Floating Rate Notes.  FelCor LP will call for redemption any of its Floating Rate Notes that are not validly tendered in response to its offer to purchase.

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The New Notes originally were issued by FelCor Escrow Holdings, L.L.C. (“FelCor Escrow”) on October 1, 2009.  Following the consummation of the consent solicitation and the tender offers, FelCor LP has assumed all of the rights and obligations under the indenture governing the New Notes from FelCor Escrow.  The net proceeds of the offering to FelCor LP were approximately $558 million after the original issue discount and other fees and expenses.  The proceeds were used to fund FelCor LP's purchase of the tendered Floating Rate Notes and 8½% Notes.  The remaining proceeds will be used for general corporate purposes.

The tender offers are scheduled to expire at 11:59 p.m., New York City time, on October 15, 2009, unless extended (the "Expiration Date").  Any holders of notes who validly tender their notes by the Expiration Date will receive $980 for each $1,000 principal amount of notes, plus any accrued and unpaid interest to, but not including, the final settlement date which is expected to be promptly following the Expiration Date.

FelCor, a real estate investment trust, is the nation’s largest owner of upper upscale, all-suite hotels. FelCor owns interests in 87 hotels and resorts, located in 23 states and Canada.  FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands - Embassy Suites Hotels®, Doubletree®, Hilton®, Marriott®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. Additional information can be found on the Company’s Web site at www.felcor.com.

Contact:
Stephen A. Schafer, Vice President Strategic Planning & Investor Relations
(972) 444-4912    sschafer@felcor.com

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